Exhibit 10-f

May 30, 2003

By Facsimile Transmission (fax #312-904-6217)
and Overnight Courier

Lease Plan North America, Inc.
c/o ABN AMRO Bank N.V.
135 South LaSalle Street, Suite 740
Chicago, Illinois 60603
Attn: Anastasia Lambos
Assistant Vice President
Leasing and Asset Finance

Re:                               Participation Agreement dated October 22, 1999, as amended (the “Participation Agreement”), among Lease Plan North America, Inc., as agent for the Participants (the “Agent Lessor”), the Participants, ADC Telecommunications, Inc. (the “Lessee”), and ABN Amro Bank N.V., as Administrative Agent for the Participants (the “Administrative Agent”), and the Lease dated October 22, 1999, as amended (the “Lease”) between the Agent Lessor and the Lessor.

Dear Ms. Lambos:

Section 18.1 of the Lease provides that on any Payment Date, the Lessee may at its option purchase the Premises (the “Early Termination Option”) at a price equal to the Purchase Amount, by providing the Agent Lessor not less than thirty (30) days’ prior written notice of such election to exercise, which election shall be irrevocable when made.

The Lessee hereby notifies you that it elects the Early Termination Option and repurchase the Premises on the Payment Date occurring on July 17, 2003.

Capitalized terms used in this notice and not defined have the meanings given them in the Participation Agreement.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Gokul Hemmady

Title:	Vice President, Treasurer & Controller